Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Zapp Electric Vehicles Group Limited of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Zapp Electric Vehicles Group Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date:    February 4, 2023

Name:    Patricia Wilber

Signature:  /s/ Patricia Wilber